 EXHIBIT 99.1
Citizens Community Bancorp, Inc. Earns $3.5 Million, or $0.31 Per Share in 3Q20
Criticized Assets Decline 27%
Nonperforming Assets Decline 14.3%

EAU CLAIRE, WI, October 27, 2020 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $3.5 million, or $0.31 per share for the quarter ended September 30, 2020, compared to $3.1 million, or $0.28 per diluted share for the quarter ended June 30, 2020. Net income as adjusted (non-GAAP)1 of $3.3 million, or $0.30 per share was reported for the quarter ended September 30, 2020, compared to $2.8 million, or $0.25 per share for the quarter ended June 30, 2020.

The Company’s third quarter operating results reflected: (1) modestly lower net interest income largely due to loan portfolio reductions, (2) lower loan loss provisions, while increasing COVID-19-related qualitative provision, (3) a continued robust refinancing market which led to all-time high gains on sale of mortgage loans and (4) lower non-interest expenses due to reduced compensation expense and decreased impairment of mortgage servicing right assets.

Book value per share was $14.10 at September 30, 2020 compared to $13.70 at June 30, 2020 and $13.13 at September 30, 2019. Book value per share increased $0.74, or a 7% annualized increase, from December 31, 2019. Tangible book value per share (non-GAAP)5 was $10.75 at September 30, 2020 compared to $10.31 at June 30, 2020 and $9.60 at September 30, 2019.

The increase in book value and tangible book value (non-GAAP)5 in the third quarter reflects net income of $3.5 million and a quarterly increase in accumulated other comprehensive income unrealized gain of $0.9 million. Additionally, the increase in tangible book value (non-GAAP)5 in the third quarter reflects the reduction of core deposit intangibles of $0.4 million.

“We were pleased with the continued execution of our strategic priorities. This year we have increased tangible book value $0.86 per share, or a 12% annualized increase. Asset quality continued to improve with a quarterly decrease of 14% and year-to-date decrease of 31% in non-performing assets, an $18 million reduction, or 28%, in criticized assets from March 31 levels and $37 thousand of net charge-offs in the quarter. We completed an extensive review of our business during the COVID-19 pandemic to build more efficient workflows and staffing models, to better manage operating expenses, announced branch closings effective in the fourth quarter and strengthened our culture centered on caring for our customers and colleagues,” said Stephen Bianchi, Chairman, President and Chief Executive Officer.

“As expected, COVID-19 deferrals remain concentrated in the hospitality segment where occupancy rates have been tracking with national averages. We are working with our clients as the pandemic persists by requiring additional support from the borrower in exchange for further deferral periods. Restaurants, especially quick service, have rebounded and many have resumed full payment status. All other segments have or are scheduled to return to regular payment status. Nevertheless, we have increased loan loss reserves adding $3.5 million in COVID-19 qualitative reserves over the last three quarters,” continued Bianchi.

For the nine months ended September 30, 2020, the Company earned $9.2 million or $0.82 per share compared to earnings of $6.3 million, or $0.57 per share for the nine months ended September 30, 2019.

September 30, 2020 Highlights: (as of or for the 3-month period ended September 30, 2020, compared to June 30, 2020)

•Stockholders’ equity as a percent of total assets increased from 9.51% to 9.70% during the quarter. Tangible common equity (non-GAAP)5 relative to tangible assets (non-GAAP)5, less SBA Paycheck Protection Program (“PPP”) loans increased to 8.29% at September 30, 2020 compared to 8.03% at June 30, 2020.

•The Bank recorded provision for loan losses of $1.50 million for the quarter ended September 30, 2020, compared to $1.75 million for the quarter ended June 30, 2020. In continued anticipation of a COVID-19 related adverse economic impact, the COVID-19 related provision was $1.5 million in the quarter ended September 30, 2020 increasing the allowance for loan losses allocated to COVID-19 to $3.5 million. This was a modest increase from the $1.25 million provided for COVID-19 for the quarter ended June 30, 2020. The COVID-19 pandemic continued to result in reduced operating capacity and uncertainty regarding potential future revenue and cash flows for certain businesses, including bank borrowers. Hotels and restaurants represent our portfolios’ two industry sectors most directly and adversely affected by the COVID-19 pandemic. These sectors’ loans totaled approximately $102 million and $39 million, respectively, at September 30, 2020.

•As of September 30, 2020, the Bank’s COVID-19 related modifications under Section 4013 of the CARES Act, totaled $126.7 million, or 10% of gross loans versus $197.3 million, or 15% of gross loans at June 30, 2020. At September 30, 2020, hotel industry sector loans represent approximately $71 million of the approved deferrals and the restaurant industry sectors represent approximately $5 million. The Bank has approximately $50 million of total payment deferrals expiring in the fourth quarter of 2020.

•The sum of special mention and substandard assets, or criticized assets, decreased $15.2 million to $40.7 million at September 30, 2020 from $55.9 million at June 30, 2020, a decrease of 27%.

•The allowance for loan losses on originated loans, excluding PPP loans, increased to 1.65%. Since PPP loans are guaranteed by the SBA, they are excluded from this reserve calculation. Additionally, loans acquired through acquisition were effectively marked to market value at the time of their acquisition and were also excluded from this reserve calculation.

•On August 12, 2020, the Bank announced the fourth quarter closure of three branch operations located at Minnesota Lake, Minnesota, Eau Claire, Wisconsin, and Eleva, Wisconsin. The branch operations will be consolidated into nearby branch locations.

Balance Sheet and Asset Quality

Total assets increased $15 million during the quarter to $1.62 billion at September 30, 2020 compared to $1.61 billion at June 30, 2020. The increase is primarily due to increases in cash and cash equivalents, partially offset by decreases in the loan portfolio.

Cash and cash equivalents increased to $115.5 million at September 30, 2020 from $39.6 million the prior quarter. Deposit levels remain robust, while the Bank experienced loan shrinkage and chose to maintain the investment portfolio at previous levels due to low yielding investment options. As such, the Company has chosen to maintain a high level of liquidity.

Loans receivable decreased to $1.23 billion at September 30, 2020 from $1.28 billion at June 30, 2020. New loan originations actually remain at previous account levels. However, due to repayments of criticized assets, $12 million in loan payoffs in acquired loans due to sale of property and the Bank’s decision not to match selected acquired loans refinancing interest rates totaling $14 million, the portfolio shrank.

The originated loan portfolio declined $9.7 million to $917.5 million at September 30, 2020 compared to $927.2 million at June 30, 2020. Acquired loans declined $42.4 million to $324.3 million in the current quarter from $366.7 million in the previous quarter.

The allowance for loan losses increased to $14.8 million at September 30, 2020 representing 1.21% of loans receivable at September 30, 2020 compared to 1.04% of loans receivable at June 30, 2020. Excluding the PPP loans which are guaranteed by the SBA, the allowance for loan losses was 1.35% at September 30, 2020 compared to 1.16% the prior quarter. A significant portion of the current loan portfolio includes loans purchased through whole bank acquisitions resulting in purchased credit impairments which are not included in the allowance for loan losses. The allowance for loan losses as a percent of originated loans excluding PPP loans was 1.65% at September 30, 2020 compared to 1.53% the prior quarter. The increase in the allowance in the third quarter of 2020 was primarily due to the $1.5 million loan loss provisions related to anticipated COVID-19 adverse economic impacts.

Allowance for Loan Losses Percentages
(in thousands, except ratios)

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Originated loans, net of deferred fees and costs	$777,340	$789,075	$762,127	$687,290
SBA PPP loans, net of deferred fees	135,177	132,800	—	—
Acquired loans, net of unamortized discount	317,622	359,300	415,253	437,088
Loans, end of period	$1,230,139	$1,281,175	$1,177,380	$1,124,378
SBA PPP loans, net of deferred fees	(135,177)	(132,800)	—	—
Loans, net of SBA PPP loans and deferred fees	$1,094,962	$1,148,375	$1,177,380	$1,124,378
Allowance for loan losses allocated to originated loans	$12,809	$12,109	$9,551	$8,694
Allowance for loan losses allocated to other loans	2,027	1,264	769	483
Allowance for loan losses	$14,836	$13,373	$10,320	$9,177
Non-accretable difference on purchased credit impaired loans	$1,661	$3,355	$6,290	$6,737
ALL as a percentage of loans, end of period	1.21%	1.04%	0.88%	0.82%
ALL as a percentage of loans, net of SBA PPP loans and deferred fees	1.35%	1.16%	0.88%	0.82%
ALL allocated to originated loans as a percentage of originated loans, net of deferred fees and costs	1.65%	1.53%	1.25%	1.26%
ALL plus non-accretable difference as a percentage of loans, net of SBA PPP loans and deferred fees and costs	1.51%	1.46%	1.41%	1.42%

One of the Company’s strategic objectives for 2020 was to reduce nonperforming assets and classified assets.
Nonperforming assets decreased to $14.9 million or 0.92% of total assets at September 30, 2020 compared to $17.4 million or 1.08% of total assets at June 30, 2020. Included in nonperforming assets at September 30, 2020 are $10.5 million of nonperforming assets acquired during recent whole-bank acquisitions. Originated nonperforming assets were only $4.4 million, 0.27% of total assets for the most recent quarter compared to $5.7 million, or 0.36% the prior quarter.

Substandard and special mention loans declined $15.2 million, or 27%, during the quarter ended September 30, 2020. The table below shows the decreases in substandard loans by quarter during 2020.

	(in thousands)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Special mention loan balances	$7,777	$19,958	$19,387	$10,856	$12,959
Substandard loan balances	32,922	35,911	38,393	39,892	38,527
Criticized loans, end of period	$40,699	$55,869	$57,780	$50,748	$51,486

Deposits decreased $1 million to $1.271 billion at September 30, 2020 compared to $1.272 billion at June 30, 2020. Certificates of deposit represented all the deposit decline while money market, demand and savings accounts reflected increased balances. Certificates of deposit decreased by $26.4 million as the Company chose not to match higher rate local retail certificate competition.

On August 27, 2020, the Company issued ten-year, 6.00% fixed-to-floating subordinated notes totaling $15 million. The notes have a five-year non-call feature. The Company plans to use the funds for general corporate purposes with the ability to downstream to the Bank as capital if needed.

Review of Operations
Net interest income was $11.9 million for the third quarter of 2020 compared to $12.3 million for the second quarter of 2020, and $11.6 million for the quarter ended September 30, 2019. The net interest margin decreased to 3.11% for the third quarter of 2020 compared to 3.34% for both the second quarter of 2020 and the third quarter ended September 30, 2019. For the quarter ended September 30, 2020, the decrease in net interest income was primarily due to lower yields on interest-earning assets and loan portfolio shrinkage compared to the previous quarter

Net interest income and net interest margin with and without loan purchase accounting:
(in thousands, except yields and rates)

	Three months ended
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
With loan purchase accretion	$11,909	3.11%	$12,303	3.34%	$12,671	3.64%	$11,775	3.41%	$11,593	3.34%
Less non-accretable difference realized as interest from payoff of purchased credit impaired loans	(130)	(0.03)%	(196)	(0.05)%	(1,043)	(0.30)%	(271)	(0.08)%	(50)	(0.01)%
Less accelerated accretion from payoff of certain PCI loans with transferred non-accretable differences	—	—%	(99)	(0.03)%	—	—%	—	—%	—	—%
Less scheduled accretion interest	(276)	(0.07)%	(247)	(0.07)%	(233)	(0.07)%	(233)	(0.07)%	(233)	(0.08)%
Without loan purchase accretion	$11,503	3.01%	$11,761	3.19%	$11,395	3.27%	$11,271	3.26%	$11,310	3.25%

The yield on interest earning assets was 3.98% for the third quarter of 2020, compared to 4.32% the prior quarter, and 4.67% for the third quarter one year earlier. From the second quarter, the decrease in yield on interest earning assets is largely due to the increase in interest-bearing cash and cash equivalents. The cost of interest-bearing liabilities decreased to 1.06% for the third quarter from 1.16% one quarter earlier and 1.56% one year earlier. The primary decrease in the third quarter funding costs was due to lower deposit costs as the Bank repriced various deposit products and relied less on higher-costing certificates of deposit. For the nine months ended September 30, 2020, the net interest margin was 3.36% compared to 3.35% for the same time period one year earlier.

Loan loss provisions were $1.50 million for the quarter ended September 30, 2020 compared to $1.75 million for the quarter ended June 30, 2020 and $575,000 one year earlier. As previously mentioned, the Company provided $1.5 million related to the COVID-19 Q-factor in the third quarter bringing the 2020 COVID-19 Q-factor to $3.5 million. For the nine months ended September 30, 2020, provisions for loan losses were $5.25 million compared to $2.13 million for the nine months ended September 30, 2019.

Non-interest income increased to a quarter end high of $5.1 million for the quarter ended September 30, 2020 from the previous quarter end high of $5.0 million for the quarter ended June 30, 2020. The increase is largely due to higher gains on sale of mortgage loans, an increase in retail customer activity and the annual incentive paid on higher debit card activity, which is recorded in other income. Additionally, in the quarter ended September 30, 2020, the Bank’s acquired wealth management business partner exercised their contractual call originated prior to the acquisition, resulting in the sale of the wealth management business. The sale resulted in a $180 thousand gain recorded in the current quarter. For the nine months ended September 30, 2020, total non-interest income was $13.7 million compared to $11.2 million for the same period one year earlier.

Total non-interest expense declined to $10.7 million for the quarter ended September 30, 2020, or 6% from $11.4 million for the quarter ended June 30, 2020. This was due to a lower compensation expense and lower impairment on mortgage servicing rights (“MSR”), partially offset by increased data processing expenses associated with a larger average asset size and some seasonal increases in occupancy. For the nine months ended September 30, 2020, total non-interest expenses were $32.8 million compared to $32.3 million for the nine months ended June 30, 2019. The impact of the F&M acquisition on July 1, 2019 increased non-interest expense in 2020 in addition to the items discussed above.

Provisions for income taxes were $1.3 million for the third quarter ended September 30, 2020 compared to $1.1 million during the preceding quarter. For the nine months ended September 30, 2020, provisions for income taxes were $3.3 million compared to $2.3 million for the nine months ended September 30, 2019. The effective tax rate for the most recent quarter was 26.7% compared to 26.5% the prior quarter. For the nine-month period ended September 30, 2020, the effective tax rate was 26.6% compared to 26.4% for the corresponding period one year earlier.

These financial results are preliminary until the Form 10-Q is filed in November 2020.
About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 28 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including residential mortgage loans.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include the conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to maintain our reputation; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; increases in FDIC insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; risks related to the ongoing integration of F. & M. Bancorp. of Tomah, Inc. into the Company’s operations; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; changes in federal or state tax laws; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 10, 2020 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share and tangible common equity as a percent of tangible assets, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.
Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminates the impact of certain expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees, the gain on sale of branch deposits and fixed assets and the net impact of the Tax Cuts and Jobs Act of 2017, which management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Tangible book value, tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measures that eliminate the impact of preferred stock equity, goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.
Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.
Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	September 30, 2020 (unaudited)	June 30, 2020 (unaudited)	December 31, 2019 (audited)	September 30, 2019 (unaudited)
Assets
Cash and cash equivalents	$115,474	$39,581	$55,840	$52,276
Other interest-bearing deposits	3,752	3,752	4,744	5,245
Securities available for sale “AFS”	150,908	162,716	180,119	182,956
Securities held to maturity “HTM”	16,927	10,541	2,851	3,665
Equity securities with readily determinable fair value	187	188	246	241
Other investments	15,075	15,193	15,005	12,622
Loans receivable	1,230,139	1,281,175	1,177,380	1,124,378
Allowance for loan losses	(14,836)	(13,373)	(10,320)	(9,177)
Loans receivable, net	1,215,303	1,267,802	1,167,060	1,115,201
Loans held for sale	4,938	8,876	5,893	3,262
Mortgage servicing rights	3,498	3,509	4,282	4,245
Office properties and equipment, net	21,607	21,318	21,106	20,938
Accrued interest receivable	5,829	5,855	4,738	4,993
Intangible assets	5,893	6,293	7,587	7,999
Goodwill	31,498	31,498	31,498	31,841
Foreclosed and repossessed assets, net	812	734	1,460	1,373
Bank owned life insurance (“BOLI”)	23,514	23,357	23,063	22,895
Other assets	7,378	6,301	5,757	5,612
TOTAL ASSETS	$1,622,593	$1,607,514	$1,531,249	$1,475,364
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,270,778	$1,272,197	$1,195,702	$1,161,750
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) advances	124,491	124,484	130,971	113,466
Other borrowings	58,297	43,595	43,560	44,545
Other liabilities	11,704	14,448	10,463	7,574
Total liabilities	1,465,270	1,454,724	1,380,696	1,327,335
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 11,154,645; 11,150,695; 11,266,954 and 11,270,710 shares issued and outstanding, respectively	112	112	113	113
Additional paid-in capital	127,778	127,734	128,856	128,926
Retained earnings	29,239	25,759	22,517	19,348
Unearned deferred compensation	(710)	(834)	(462)	(630)
Accumulated other comprehensive income (loss)	904	19	(471)	272
Total stockholders’ equity	157,323	152,790	150,553	148,029
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,622,593	$1,607,514	$1,531,249	$1,475,364
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2020 (unaudited)	June 30, 2020 (unaudited)	September 30, 2019 (unaudited)	September 30, 2020 (unaudited)	September 30, 2019 (unaudited)
Interest and dividend income:
Interest and fees on loans	$14,154	$14,687	$14,646	$44,300	$40,036
Interest on investments	1,064	1,199	1,577	3,712	4,241
Total interest and dividend income	15,218	15,886	16,223	48,012	44,277
Interest expense:
Interest on deposits	2,255	2,607	3,371	8,042	8,890
Interest on FHLB and FRB borrowed funds	430	448	639	1,386	2,213
Interest on other borrowed funds	624	528	620	1,701	1,436
Total interest expense	3,309	3,583	4,630	11,129	12,539
Net interest income before provision for loan losses	11,909	12,303	11,593	36,883	31,738
Provision for loan losses	1,500	1,750	575	5,250	2,125
Net interest income after provision for loan losses	10,409	10,553	11,018	31,633	29,613
Non-interest income:
Service charges on deposit accounts	431	345	625	1,336	1,756
Interchange income	556	489	476	1,509	1,267
Loan servicing income	1,144	1,315	714	3,144	1,902
Gain on sale of loans	1,987	1,818	679	4,585	1,560
Loan fees and service charges	320	244	471	1,041	860
Insurance commission income	1	195	197	475	573
Net gains (losses) on investment securities	(1)	25	96	97	151
Net gain (loss) on sale of branch	—	—	—	—	2,295
Net gain (loss) on sale of acquired business lines	180	252	—	432	—
Settlement proceeds	—	131	—	131	—
Other	444	199	363	928	827
Total non-interest income	5,062	5,013	3,621	13,678	11,191
Non-interest expense:
Compensation and related benefits	5,538	5,908	5,295	16,881	14,605
Occupancy	993	899	905	2,898	2,725
Office	532	575	599	1,650	1,649
Data processing	1,145	1,024	1,092	3,165	2,953
Amortization of intangible assets	399	412	412	1,223	1,085
Mortgage servicing rights expense	603	991	325	2,330	822
Advertising, marketing and public relations	260	303	315	802	974
FDIC premium assessment	188	180	78	436	318
Professional services	434	353	561	1,391	1,961
Gains on repossessed assets, net	(105)	(22)	(16)	(195)	(143)
Other	737	769	3,409	2,266	5,309
Total non-interest expense	10,724	11,392	12,975	32,847	32,258
Income before provision for income taxes	4,747	4,174	1,664	12,464	8,546
Provision for income taxes	1,267	1,105	430	3,309	2,252
Net income attributable to common stockholders	$3,480	$3,069	$1,234	$9,155	$6,294
Per share information:
Basic earnings	$0.31	$0.28	$0.11	$0.82	$0.57
Diluted earnings	$0.31	$0.28	$0.11	$0.82	$0.57
Cash dividends paid	$—	$—	$—	$0.21	$0.20
Book value per share at end of period	$14.10	$13.70	$13.13	$14.10	$13.13
Tangible book value per share at end of period (non-GAAP)	$10.75	$10.31	$9.60	$10.75	$9.60
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

GAAP pretax income	$4,747	$4,174	$1,664	$12,464	$8,546
Merger related costs	—	—	2,911	—	3,776
Branch closure costs (1)	—	—	—	—	15
Audit and Financial Reporting (2)	—	—	—	—	358
Net gain on sale of branch (3)	—	—	—	—	(2,295)
Net gain on sale of acquired business lines (4)	(180)	(252)	—	(432)	—
Settlement proceeds (5)	—	(131)	—	(131)	—
Pretax income as adjusted (6)	4,567	3,791	4,575	11,901	10,400
Provision for income tax on net income as adjusted (7)	1,219	1,005	1,180	3,166	2,746
Net income as adjusted after income taxes (non-GAAP) (6)	$3,348	$2,786	$3,395	$8,735	$7,654
GAAP diluted earnings per share, net of tax	$0.31	$0.28	$0.11	$0.82	$0.57
Merger related costs, net of tax	—	—	0.19	—	0.25
Branch closure costs, net of tax	—	—	—	—	—
Audit and Financial Reporting	—	—	—	—	0.02
Net gain on sale of branch	—	—	—	—	(0.15)
Net gain on sale of acquired business lines	(0.01)	(0.02)	—	(0.03)	—
Settlement proceeds	—	(0.01)	—	(0.01)	—
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.30	$0.25	$0.30	$0.78	$0.69

Average diluted shares outstanding	11,155,337	11,150,785	11,276,005	11,172,641	11,068,227

(1) Branch closure costs include severance pay recorded in compensation and benefits, accelerated depreciation expense and lease termination fees included in occupancy and other costs included in other non-interest expense in the consolidated statement of operations.
(2) Audit and financial reporting costs include additional audit and professional fees related to the change in our year end from September 30 to December 31, effective December 31, 2018.
(3) Gain on sale of branch resulted from the sale of our sole Michigan office in Rochester Hills.
(4) Gain on sale of acquired business lines resulted from (1) the sale of Wells Insurance Agency and (2) the termination and sale of the wealth management business line sales contract acquired in a former acquisition.
(5) Settlement proceeds includes litigation income from a JP Morgan Residential Mortgage Backed Security (RMBS) claim. This distribution represents a supplement to the proceeds received in March 2017 from a JP Morgan RMBS previously owned by the Bank and sold in 2011.
(6) Net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(7) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Nonperforming Originated and Acquired Assets
(in thousands, except ratios)

	September 30, 2020 and Three Months Ended	June 30, 2020 and Three Months Ended	December 31, 2019 and Three Months Ended	September 30, 2019 and Three Months Ended
Nonperforming assets:
Originated nonperforming assets:
Nonaccrual loans	$3,255	$3,951	$4,285	$4,816
Accruing loans past due 90 days or more	698	1,455	946	842
Total originated nonperforming loans (“NPL”)	3,953	5,406	5,231	5,658
Other real estate owned (“OREO”)	352	270	441	195
Other collateral owned	56	42	28	25
Total originated nonperforming assets (“NPAs”)	$4,361	$5,718	$5,700	$5,878
Acquired nonperforming assets:
Nonaccrual loans	$9,899	$10,836	$14,771	$14,206
Accruing loans past due 90 days or more	252	425	158	257
Total acquired nonperforming loans (“NPL”)	10,151	11,261	14,929	14,463
Other real estate owned (“OREO”)	404	422	988	1,153
Other collateral owned	—	—	3	—
Total acquired nonperforming assets (“NPAs”)	$10,555	$11,683	$15,920	$15,616
Total nonperforming assets (“NPAs”)	$14,916	$17,401	$21,620	$21,494
Loans, end of period	$1,230,139	$1,281,175	$1,177,380	$1,124,378
Total assets, end of period	$1,622,593	$1,607,514	$1,531,249	$1,475,364
Ratios:
Originated NPLs to total loans	0.32%	0.42%	0.44%	0.50%
Acquired NPLs to total loans	0.83%	0.88%	1.27%	1.29%
Originated NPAs to total assets	0.27%	0.35%	0.37%	0.40%
Acquired NPAs to total assets	0.65%	0.73%	1.04%	1.06%
Nonperforming Total Assets
(in thousand, except ratios)

	September 30, 2020 and Three Months Ended	June 30, 2020 and Three Months Ended	December 31, 2019 and Three Months Ended	September 30, 2019 and Three Months Ended
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$2,762	$3,221	$5,705	$6,324
Agricultural real estate	5,252	5,979	7,568	6,191
Commercial and industrial (“C&I”)	853	1,306	1,850	2,072
Agricultural operating	1,651	1,496	1,702	1,989
Residential mortgage	2,536	2,666	2,063	2,255
Consumer installment	100	119	168	191
Total nonaccrual loans	$13,154	$14,787	$19,056	$19,022
Accruing loans past due 90 days or more	950	1,880	1,104	1,099
Total nonperforming loans (“NPLs”)	14,104	16,667	20,160	20,121
Foreclosed and repossessed assets, net	812	734	1,460	1,373
Total nonperforming assets (“NPAs”)	$14,916	$17,401	$21,620	$21,494
Troubled Debt Restructurings (“TDRs”)	$19,778	$13,119	$12,594	$11,795
Nonaccrual TDRs	$7,199	$6,992	$7,198	$4,601
Loans, end of period	$1,230,139	$1,281,175	$1,177,380	$1,124,378
Total assets, end of period	$1,622,593	$1,607,514	$1,531,249	$1,475,364
Ratios:
NPLs to total loans	1.15%	1.30%	1.71%	1.79%
NPAs to total assets	0.92%	1.08%	1.41%	1.46%

Allowance for Loan Losses
(in thousand, except ratios)

	September 30, 2020 and Three Months Ended	June 30, 2020 and Three Months Ended	December 31, 2019 and Three Months Ended	September 30, 2019 and Three Months Ended
Allowance for loan losses (“ALL”), at beginning of period	$13,373	$11,835	$9,177	$8,759
Loans charged off:
Commercial/Agricultural real estate	—	—	(156)	—
C&I/Agricultural operating	(103)	(246)	—	—
Residential mortgage	(51)	—	(16)	(133)
Consumer installment	(10)	(65)	(119)	(46)
Total loans charged off	(164)	(311)	(291)	(179)
Recoveries of loans previously charged off:
Commercial/Agricultural real estate	73	76	—	—
C&I/Agricultural operating	33	—	—	—
Residential mortgage	1	6	3	1
Consumer installment	20	17	31	21
Total recoveries of loans previously charged off:	127	99	34	22
Net loans charged off (“NCOs”)	(37)	(212)	(257)	(157)
Additions to ALL via provision for loan losses charged to operations	1,500	1,750	1,400	575
ALL, at end of period	$14,836	$13,373	$10,320	$9,177
Average outstanding loan balance	$1,258,224	$1,266,273	$1,136,330	$1,143,252
Ratios:
NCOs (annualized) to average loans	0.01%	0.07%	0.09%	0.05%

Loan Composition (in thousands)	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$322,028	$314,390	$302,546	$244,809
Agricultural real estate	32,530	35,138	34,026	34,527
Multi-family real estate	100,148	90,617	71,877	69,556
Construction and land development	80,992	94,856	71,467	52,319
C&I/Agricultural operating:
Commercial and industrial	79,959	80,369	89,730	80,941
Agricultural operating	24,324	25,813	20,717	22,057
Residential mortgage:
Residential mortgage	90,100	95,664	108,619	114,507
Purchased HELOC loans	6,547	6,861	8,407	10,120
Consumer installment:
Originated indirect paper	28,535	32,031	39,585	42,894
Other consumer	13,221	14,175	15,546	15,718
Originated loans before SBA PPP loans	778,384	789,914	762,520	687,448
SBA PPP loans	139,166	137,330	—	—
Total originated loans	$917,550	$927,244	$762,520	$687,448
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$178,645	$195,335	$211,913	$220,237
Agricultural real estate	40,613	43,054	51,337	54,914
Multi-family real estate	9,520	13,022	15,131	18,202
Construction and land development	8,346	15,276	14,943	13,231
C&I/Agricultural operating:
Commercial and industrial	24,413	29,477	44,004	46,291
Agricultural operating	9,634	12,124	17,063	17,770
Residential mortgage:
Residential mortgage	51,754	56,760	67,713	73,563
Consumer installment:
Other consumer	1,409	1,639	2,640	3,052
Total acquired loans	$324,334	$366,687	$424,744	$447,260
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$500,673	$509,725	$514,459	$465,046
Agricultural real estate	73,143	78,192	85,363	89,441
Multi-family real estate	109,668	103,639	87,008	87,758
Construction and land development	89,338	110,132	86,410	65,550
C&I/Agricultural operating:
Commercial and industrial	104,372	109,846	133,734	127,232
Agricultural operating	33,958	37,937	37,780	39,827
Residential mortgage:
Residential mortgage	141,854	152,424	176,332	188,070
Purchased HELOC loans	6,547	6,861	8,407	10,120
Consumer installment:
Originated indirect paper	28,535	32,031	39,585	42,894
Other consumer	14,630	15,814	18,186	18,770
Gross loans before SBA PPP loans	1,102,718	1,156,601	1,187,264	1,134,708
SBA PPP loans	139,166	137,330	—	—
Gross loans	$1,241,884	$1,293,931	$1,187,264	$1,134,708
Unearned net deferred fees and costs and loans in process	(5,033)	(5,369)	(393)	(158)
Unamortized discount on acquired loans	(6,712)	(7,387)	(9,491)	(10,172)
Total loans receivable	$1,230,139	$1,281,175	$1,177,380	$1,124,378

Deposit Composition
(in thousands)

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Non-interest bearing demand deposits	$229,217	$223,536	$168,157	$174,202
Interest bearing demand deposits	279,648	270,116	223,102	209,644
Savings accounts	191,511	185,816	156,599	165,419
Money market accounts	246,651	242,536	246,430	193,654
Certificate accounts	323,751	350,193	401,414	418,831
Total deposits	$1,270,778	$1,272,197	$1,195,702	$1,161,750

Average balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three months ended September 30, 2020			Three months ended June 30, 2020			Three months ended September 30, 2019
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$77,774	$18	0.09%	$19,995	$5	0.10%	$32,376	$203	2.49%
Loans receivable	1,258,224	14,154	4.48%	1,266,273	14,687	4.66%	1,143,252	14,646	5.08%
Interest bearing deposits	3,752	23	2.44%	3,788	23	2.44%	5,577	34	2.42%
Investment securities (1)	166,622	846	2.02%	174,875	988	2.27%	185,921	1,174	2.56%
Other investments	15,145	177	4.65%	15,160	183	4.86%	13,072	166	5.04%
Total interest earning assets (1)	$1,521,517	$15,218	3.98%	$1,480,091	$15,886	4.32%	$1,380,198	$16,223	4.67%
Average interest bearing liabilities:
Savings accounts	$183,381	$98	0.21%	$171,285	$99	0.23%	$158,967	$155	0.39%
Demand deposits	285,993	231	0.32%	267,429	260	0.39%	219,955	550	0.99%
Money market accounts	255,160	280	0.44%	243,264	350	0.58%	200,647	593	1.17%
CD’s	297,691	1,469	1.96%	328,543	1,706	2.09%	381,331	1,870	1.95%
IRA’s	41,852	177	1.68%	42,117	192	1.83%	44,184	203	1.82%
Total deposits	$1,064,077	$2,255	0.84%	$1,052,638	$2,607	1.00%	$1,005,084	$3,371	1.33%
FHLB advances and other borrowings	173,758	1,054	2.41%	186,191	976	2.11%	169,908	1,259	2.94%
Total interest bearing liabilities	$1,237,835	$3,309	1.06%	$1,238,829	$3,583	1.16%	$1,174,992	$4,630	1.56%
Net interest income		$11,909			$12,303			$11,593
Interest rate spread			2.92%			3.16%			3.11%
Net interest margin (1)			3.11%			3.34%			3.34%
Average interest earning assets to average interest bearing liabilities			1.23			1.19			1.17

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019. The FTE adjustment to net interest income included in the rate calculations totaled $0, $0 and $27 thousand for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively.

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$42,946	$141	0.44%	$29,489	$542	2.46%
Loans receivable	1,232,678	44,300	4.80%	1,054,492	40,036	5.08%
Interest bearing deposits	3,967	73	2.46%	6,153	107	2.33%
Investment securities (1)	173,595	2,965	2.28%	167,023	3,119	2.58%
Other investments	15,104	533	4.71%	11,853	473	5.34%
Total interest earning assets (1)	$1,468,290	$48,012	4.37%	$1,269,010	$44,277	4.68%
Average interest bearing liabilities:
Savings accounts	$169,754	$348	0.27%	$156,851	$479	0.41%
Demand deposits	262,748	865	0.44%	200,387	1,288	0.86%
Money market accounts	244,965	1,240	0.68%	172,671	1,423	1.10%
CD’s	326,776	5,021	2.05%	348,139	5,163	1.98%
IRA’s	42,221	568	1.80%	41,576	537	1.73%
Total deposits	$1,046,464	$8,042	1.03%	$919,624	$8,890	1.29%
FHLB advances and other borrowings	185,256	3,087	2.23%	153,960	3,649	3.17%
Total interest bearing liabilities	$1,231,720	$11,129	1.21%	$1,073,584	$12,539	1.56%
Net interest income		$36,883			$31,738
Interest rate spread			3.16%			3.12%
Net interest margin (1)			3.36%			3.35%
Average interest earning assets to average interest bearing liabilities			1.19			1.18

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the nine months ended September 30, 2020 and September 30, 2019. The FTE adjustment to net interest income included in the rate calculations totaled $1 thousand and $103 thousand for the nine months ended September 30, 2020 and September 30, 2019, respectively.
The following table reports key financial metric ratios based on a net income and net income as adjusted basis:

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Ratios based on net income:
Return on average assets (annualized)	0.85%	0.78%	0.34%	0.87%	0.61%
Return on average equity (annualized)	8.93%	8.23%	3.35%	9.05%	5.94%
Efficiency ratio	63%	66%	85%	65%	75%
Net interest margin with loan purchase accretion	3.11%	3.34%	3.34%	3.36%	3.35%
Net interest margin without loan purchase accretion	3.01%	3.19%	3.25%	3.15%	3.27%
Ratios based on net income as adjusted (non-GAAP):
Return on average assets as adjusted[2] (annualized)	0.82%	0.71%	0.93%	66%	75%
Return on average equity as adjusted[3] (annualized)	8.59%	7.47%	9.22%	7.69%	7.23%
Efficiency ratio[4] as adjusted (non-GAAP)	64%	67%	66%	66%	69%

Reconciliation of Return on Average Assets as Adjusted (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

GAAP earnings after income taxes	$3,480	$3,069	$1,234	$9,155	$6,294
Net income as adjusted after income taxes (non-GAAP) (1)	$3,348	$2,786	$3,395	$8,735	$7,654
Average assets	$1,627,497	$1,585,421	$1,454,455	$1,580,733	$1,368,430
Return on average assets (annualized)	0.85%	0.78%	0.34%	0.87%	0.61%
Return on average assets as adjusted (non-GAAP) (annualized)	0.82%	0.71%	0.93%	0.66%	0.75%
        (1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
Reconciliation of Return on Average Equity as Adjusted (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

GAAP earnings after income taxes	$3,480	$3,069	$1,234	$9,155	$6,294
Net income as adjusted after income taxes (non-GAAP) (1)	$3,348	$2,786	$3,395	$8,735	$7,654
Average equity	$154,996	$149,973	$146,116	$151,691	$141,608
Return on average equity (annualized)	8.93%	8.23%	3.35%	9.05%	5.94%
Return on average equity as adjusted (non-GAAP) (annualized)	8.59%	7.47%	9.22%	7.69%	7.23%
        (1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
Reconciliation of Efficiency Ratio as Adjusted (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Non-interest expense (GAAP)	$10,724	$11,392	$12,975	$32,847	$32,258
Merger related Costs (1)	—	—	(2,911)	—	(3,776)
Branch Closure Costs (1)	—	—	—	—	(15)
Audit and financial reporting (1)	—	—	—	—	(358)
Non-interest expense as adjusted (non-GAAP)	10,724	11,392	10,064	32,847	28,109
Non-interest income	5,062	5,013	3,621	13,678	11,191
Net interest margin	11,909	12,303	11,593	36,883	31,738
Efficiency ratio denominator (GAAP)	$16,971	$17,316	$15,214	$50,561	$42,929
Net gain on sale of branch (1)	—	—	—	—	(2,295)
Net gain on acquired business lines (1)	(180)	(252)	—	(432)	—
Settlement proceeds (1)	—	(131)	—	(131)	—
Efficiency ratio denominator (non-GAAP)	$16,791	$16,933	$15,214	$49,998	$40,634
Efficiency ratio (GAAP)	63%	66%	85%	65%	75%
Efficiency ratio as adjusted (non-GAAP)	64%	67%	66%	66%	69%
        (1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	September 30, 2020	June 30, 2020	September 30, 2019
Total stockholders’ equity	$157,323	$152,790	$148,029
Less: Goodwill	(31,498)	(31,498)	(31,841)
Less: Intangible assets	(5,893)	(6,293)	(7,999)
Tangible common equity (non-GAAP)	$119,932	$114,999	$108,189
Ending common shares outstanding	11,154,645	11,150,695	11,270,710
Book value per share	$14.10	$13.70	$13.13
Tangible book value per share (non-GAAP)	$10.75	$10.31	$9.60

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	September 30, 2020	June 30, 2020	September 30, 2019
Total stockholders’ equity	$157,323	$152,790	$148,029
Less: Goodwill	(31,498)	(31,498)	(31,841)
Less: Intangible assets	(5,893)	(6,293)	(7,999)
Tangible common equity (non-GAAP)	$119,932	$114,999	$108,189
Total Assets	$1,622,593	$1,607,514	$1,475,364
Less: Goodwill	(31,498)	(31,498)	(31,841)
Less: Intangible assets	(5,893)	(6,293)	(7,999)
Tangible Assets (non-GAAP)	$1,585,202	$1,569,723	$1,435,524
Less SBA PPP Loans	(139,166)	(137,330)	—
Tangible Assets, excluding SBA PPP Loans (non-GAAP)	$1,446,036	$1,432,393	$1,435,524
Total stockholders’ equity to total assets ratio	9.70%	9.50%	10.03%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.57%	7.33%	7.54%
Tangible common equity as a percent of tangible assets, excluding SBA PPP Loans (non-GAAP)	8.29%	8.03%	7.54%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4The efficiency ratio as adjusted (non-GAAP) is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and the Company’s ability to use what it has to generate the most profit possible for shareholders relative to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Efficiency Ratio as Adjusted (non-GAAP)”.
5Tangible book value, tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measure that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)” and “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”.